EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Theresa M. Wasko, Treasurer and Chief Financial Officer
Telephone Number:	610-965-5959
E-mail:	twasko@eastpennbank.com

EAST PENN FINANCIAL CORPORATION
REPORTS THIRD QUARTER 2006 RESULTS

(October 19, 2006) - EMMAUS, PA - East Penn Financial Corporation (Nasdaq Capital Market: EPEN) today reported solid operating performance for the third quarter of 2006. Net income for the quarter ended September 30, 2006 was $900,018, or $0.14 diluted earnings per share as compared with $898,400, or $0.14 diluted earnings per share for the same period in 2005.

For the nine months ended September 30, 2006, East Penn’s net income was $2,579,000, or $0.41 diluted earnings per share as compared with $2,685,000, or $0.42 diluted earnings per share for the nine months ended September 30, 2005. The annualized return on average assets for the first nine months of 2006 was 0.84% with an annualized return on average equity of 15.21%.

Brent L. Peters, President and Chief Executive Officer, commented, “We are again very pleased with our financial performance for the quarter. The Bank continues to experience excellent loan and deposit growth, which respectively increased 16.0% and 15.6% as of September 30, 2006 as compared with September 30, 2005. Additionally the quality of our assets continues to remain strong. Although we see competition in regard to interest rates and terms on both the lending and deposit sides of our business, we are retaining long-time significant customer relationships while at the same time generating new business in new markets.”

Mr. Peters further commented, “With regard to our 2006 third quarter net income, we were able to deliver increased earnings over the third quarter of 2005. Our earnings trend is moving in the right direction and continues to be driven primarily from our core banking business. While we intensify our management of non-interest expenses to enhance efficiency, we continue to feel the impact of increased salary, occupancy and equipment costs from our branch expansion efforts, which is part of our strategic plan to grow and enhance our bank.”

For the third quarter of 2006 net interest income grew 6.1% to $3.4 million from $3.2 million for the third quarter of 2005. This increase helped to mitigate the effects of a $13,000 decrease in other income and an increase of $214,000 in other operating expenses. Balance sheet growth continued to be strong with assets increasing 8.4% to $425.9 million as of September 30, 2006 from $392.8 million as of September 30, 2005. Despite competitive pressures, asset growth was primarily attributable to an increase in loan balances. The Company has not compromised quality for volume, and remains steadfast to maintain high asset quality. The strength of the asset quality for the third quarter of 2006 is supported by the fact that the percentage of non-performing assets to total assets was 0.24% as compared with 0.32% for the third quarter of 2005. Net charge-offs as a percentage of average loans were 0.06% for the third quarter of 2006, as compared with 0.05% for the third quarter of 2005.

East Penn Financial Corporation is the parent of East Penn Bank, a locally owned community bank headquartered in Emmaus, Pennsylvania. The Bank serves the Lehigh Valley through its nine branch locations.

Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation’s filings with the Securities and Exchange Commission.

East Penn Financial Corporation
Consolidated Selected Financial Information
	September 30,
(in thousands, except share data)	2006	2005
	(Unaudited)
Balance Sheet Data:
Total assets	$425,945	$392,847
Securities available for sale	69,213	81,242
Securities held to maturity, at cost	-	1,038
Mortgages held for sale	1,556	2,598
Total loans (net of unearned discount)	315,140	271,655
Allowance for loan losses	(3,235)	(3,055)
Premises and equipment, net	10,010	8,919

Non-interest bearing deposits	45,577	40,830
Interest bearing deposits	310,003	266,654
Total deposits	355,580	307,484

Federal funds purchased and securities
sold under agreements to repurchase	6,183	8,316
Other borrowings	30,000	45,000
Junior subordinated debentures	8,248	8,248

Stockholders' equity	24,044	22,442

Common shares outstanding	6,304,262	6,304,212
Book value per share	$3.81	$3.56

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
(in thousands, except share data)	2006	2005	2006	2005
	(Unaudited)		(Unaudited)
Statement of Income Data:

Total interest income	$6,165	$5,194	$17,449	$14,605
Total interest expense	2,780	2,003	7,436	5,113
Net interest income	3,385	3,191	10,013	9,492

Provision for loan losses	90	84	299	336
Net interest income after provision	3,295	3,107	9,714	9,156
Other income	599	612	1,809	1,780
Other expenses	2,773	2,559	8,293	7,448

Net income before taxes	1,121	1,160	3,230	3,488
Income tax expense	221	261	651	803

Net income	$900	$899	$2,579	$2,685

Basic earnings per share (1)	$0.14	$0.14	$0.41	$0.43
Diluted earnings per share (2)	$0.14	$0.14	$0.41	$0.42
Cash dividends per common share	$0.11	$0.10	$0.22	$0.19

	Nine Months
	Ended September 30,
	2006	2005
	(Unaudited)	(Unaudited)
Selected Financial Ratios:
Annualized return on average equity	15.21%	16.40%
Annualized return on average assets	0.84%	0.95%
Net interest margin (3)	3.71%	3.82%
Efficiency ratios:
Operating expenses as a percentage of revenues (3)	66.51%	68.72%
Operating expenses as a percentage of average assets	2.71%	2.82%
Tier 1 leverage capital	7.72%	7.79%
Net loans (4) as a percent of deposits	88.63%	88.35%
Average equity to average assets	5.39%	5.81%

Selected Asset Quality Ratios:
Allowance for loan losses / Total loans (4)	1.03%	1.12%
Allowance for loan losses /
Non-performing assets (5)	310.76%	245.78%
Non-accrual loans / Total loans (4)	0.16%	0.27%
Non-performing assets / Total assets	0.24%	0.32%
Net charge-offs / Average loans (4)	0.06%	0.05%

(1) Based upon the weighted average number of shares of common stock outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.
(3) Calculated on a fully tax-equivalent basis.
(4) The term “loans” includes loans held in the portfolio, including non-accruing loans, and excludes loans held for sale.
(5) Includes non-accrual loans.